VARSITY BRANDS, INC.

6745 LENOX CENTER COURT, SUITE 300, MEMPHIS, TN 38115

                                                        CONTACT: JOHN M. NICHOLS
                                                             (901) 387-4300


                              VARSITY BRANDS, INC.
                                    ANNOUNCES
                           FIRST QUARTER 2003 RESULTS
                                      ----

Memphis, TN, May 15, 2003, -- Varsity Brands, Inc. (AMEX:VBR) announced today that revenues for the first quarter of 2003 increased to $23.7 million, or 26.7%, from $18.7 million in revenues for the first quarter of 2002. This increase was primarily due to higher attendance at the Company's regional and national cheerleading and dance team championships.

The Company reported a net loss of $2.6 million, or ($0.28) per share, for the first quarter of 2003, as compared to a net loss of $5.9 million, or ($0.62) per share, for the first quarter of 2002. The decrease in the net loss is due to a combination of higher revenues earned at the Company's regional and national cheerleading and dance team championships combined with an increase in the gross profit margin as a result of spreading certain fixed production costs over a higher revenue base. The reduction of the net loss was also due to a increase in the Company's expected effective income tax rate in 2003 as compared to 2002. The change in the rate is due to the availability of net operating loss carryforwards in 2002 as compared to 2003. This change resulted in the Company realizing a greater income tax benefit in the first quarter of 2003 as compared to 2002.

The Company's camps and events segment produced a $4.3 million, or 32.6%, increase in revenues during the first quarter of 2003 as compared to the first quarter of 2002. The increase in revenues was directly attributable to higher attendance at the Company's regional and national cheerleading and dance team championships. The Company's uniform and accessories segment produced a $0.7 million, or 13.2%, increase in revenues during the first quarter of 2003 as compared to the first quarter of 2002. The increase was attributable to an overall strong increase in product sales at the Company's national championships combined with increased sales of dance and recital wear to the studio dance market. Such increases were offset by slight decreases in sales of the Company's other uniform and accessories lines.

The Company believes that it remains on target to deliver the earnings per share that it initially stated it would deliver in February of this year. Specifically, the Company continues to expect that it will deliver, based upon the Company incurring a normal income tax expense, fully diluted earnings per share in the range of $0.57 to $0.65 for 2003.

On April 22, 2003, the Company announced the signing of a definitive merger agreement pursuant to which the Company will be acquired by Varsity's Senior Management and a wholly owned subsidiary of an affiliate of Leonard Green & Partners, L.P., a private merchant banking firm. Under the terms of the agreement, Varsity's stockholders will receive $6.57 per share upon the closing of the merger, other than those members of Varsity's Senior Management who will exchange a portion of their equity holdings in Varsity for equity in the surviving corporation. The balance of Senior Management's equity holdings will be acquired or cancelled for the same consideration that all of the Company's other stockholders are receiving for their equity interest in Varsity. The closing of the transaction is subject to certain terms and conditions customary for transactions of this type, including but not limited to receipt of stockholder approval, anti-trust clearance, if applicable, and the successful completion of a tender offer for at least a majority of the Company's outstanding 10.5% senior notes due 2007. Stockholder approval will be solicited by Varsity by means of a proxy statement that will be mailed to stockholders upon completion of the requisite Securities and Exchange Commission filing and review process. Certain members of Varsity's current and former management including Jeffrey Webb, Varsity's chief executive officer, and certain members of Varsity's Board Directors, who collectively own approximately 47% of the Company's outstanding common stock have agreed to vote their shares in favor of the merger. The Company presently anticipates consummating the transaction in the third quarter of 2003.

Commenting on the results today, Jeffrey G. Webb, Varsity's President and CEO said, "We are extremely pleased with the results of our first quarter. We were pleasantly surprised by the significant increase in the number of participants at our national championships this year. We are also excited about the recently announced merger agreement with Leonard Green which we believe brings significant value to our stockholders."

The Company is a leading provider of goods and services to the school spirit industry. The Company designs, markets and manufactures cheerleading and dance team uniforms and accessories, as well as dance and recital apparel for the studio dance market; operates cheerleading and dance team instruction camps throughout the United States; produces nationally televised cheerleading and dance team championships and other special events; and operates studio dance competitions and conventions. The Company markets these products and related services through a year-round marketing strategy. The Company markets its proprietary products and services to schools, recreational organizations, coaches and participants in the extra-curricular market using its own nationwide sales force, as well as websites that are targeted to specific audiences and specific activities.

This press release contains certain statements, including, but not limited to its earnings per share earnings guidance, which are "forward-looking" statements under the federal securities laws that are based on the beliefs of management as well as assumptions made by and information currently available to management. Certain factors could cause actual results to differ materially from those in the forward-looking statements concerning the proposed merger with the Leonard Green affiliate including, but not limited to, the failure to receive the necessary stockholder approval or anti-trust clearance, if required, the failure to effect the successful tender offer for at least a majority of the Company's 10.5% senior notes due 2007, in a timely manner, or at all, or the failure to satisfy various closing conditions contained in the definitive merger agreement. Certain factors could cause actual operational results to differ from those in the other forward-looking statements including without limitation, (i) continuation of historical seasonal patterns of demand for Varsity's products and Varsity's ability to meet the demand; (ii) actions by competitors, including without limitation new product introductions; (iii) the loss of domestic or foreign suppliers; (iv) changes in business strategy or new product lines and Varsity's ability to successfully implement these; (v) moderation of uniform and accessories revenue growth; (vi) changes in interest rates and general economic conditions; (vii) general economic stability and world events, particularly as it relates to travel; and (viii) other factors set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time. Please use caution in placing reliance on all forward-looking statements.

                                - tables follow -

                              VARSITY BRANDS, INC.
                              Financial Highlights
                  (Dollars in thousands except per share data)


                                                              First Quarter
                                                             Ended March 31,
                                                         ----------------------
                                                           2003          2002
                                                         --------      --------
OPERATING RESULTS:
Net Revenues                                             $ 23,688      $ 18,693
Cost of revenues                                           14,493        12,129
                                                         --------      --------
Gross Profit                                                9,194         6,564
Selling, general
  and administrative expenses                              11,631        10,715
                                                         --------      --------
Loss from operations                                       (2,436)       (4,151)
Other expense                                               1,912         2,126
                                                         --------      --------
Loss from continuing operations before
  income taxes and discontinued operations                 (4,348)       (6,277)
Income taxes (benefit)                                     (1,700)         (410)
                                                         --------      --------
Net loss                                                 $ (2,648)     $ (5,867)
                                                         ========      ========

Net loss per share:
  Basic and diluted                                      $  (0.28)     $  (0.62)

Weighted average common and common
  equivalent shares outstanding
    Basic and diluted                                       9,592         9,452

Depreciation and amortization:
  Depreciation and amortization, excluding debt
    issue costs                                          $    129      $    161
  Amortization of debt interest costs                    $    475      $    468

                                                         March 31,     March 31,
                                                           2003          2002
                                                         --------      --------
Cash and cash equivalents                                $ 10,983      $  7,386
Accounts receivable, net                                    7,655         6,243
Inventories                                                12,398        12,457
Other current assets                                        9,926        11,002
                                                         --------      --------
Total current assets                                       40,962        37,088
Property and equipment, net                                 3,635         4,116
Goodwill, net                                              66,596        66,596
Intangibles and deferred charges, net                       2,164         2,620
Other assets                                                1,244           561
                                                         --------      --------
                                                         $114,601      $110,981
                                                         ========      ========

Current liabilities                                      $ 19,677      $ 18,873
Long-term debt                                             69,785        80,410
Deferred taxes                                                 --           188
Shareholders' equity                                       25,139        11,510
                                                         --------      --------
                                                         $114,601      $110,981
                                                         ========      ========